Exhibit 7(a)
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                                                        Draft--February 23, 1996


                  Rule 12b-1 Distribution Plan and Agreement
         Lord Abbett Investment Trust -- Lord Abbett Limited Duration
                             Government Series --
                                Class C Shares
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          RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated as of July 12, 1996 by and between LORD ABBETT INVESTMENT TRUST, a Delaware business trust (the "Fund"), on behalf of its LORD ABBETT LIMITED DURATION GOVERNMENT SERIES (the "Series"), and LORD ABBETT DISTRIBUTOR LLC, a New York limited liability company (the "Distributor").

          WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and the Distributor is the exclusive selling agent of the Fund's shares of beneficial interest, including the Series' Class C shares (the "Shares") pursuant to the Distribution Agreement between the Fund and the Distributor, dated as of the date hereof, and

          WHEREAS, the Fund desires to adopt a Distribution Plan and Agreement (the "Plan") for the Series with the Distributor, as permitted by Rule 12b-1 under the Act, pursuant to which the Series may make certain payments to the Distributor for payment to institutions and persons permitted by applicable law and/or rules to receive such payments ("Authorized Institutions") in connection with sales of Shares and for use by the Distributor as provided in paragraph 3 of this Plan, and

          WHEREAS, the Fund's Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit the Series and the holders of the Shares.

          NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

          1. The Fund hereby authorizes the Distributor to enter into agreements with Authorized Institutions (the "Agreements") which may provide for the payment to such Authorized Institutions of distribution and service fees which the Distributor receives from the Series in order to provide incentives to such Authorized Institutions (i) to sell Shares and (ii) to provide continuing information and investment services to their accounts holding Shares and otherwise to encourage their accounts to remain invested in the Shares. The Distributor may, from time to time, waive or
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defer payment of some fees payable at the time of the sale of Shares provided for under paragraph 2 hereof.

          2. Subject to possible reduction as provided below in this paragraph 2, the Series shall pay to the Distributor fees (i) at the time of sale of Shares (a) for services, not to exceed .25 of 1% of the net asset value of the Shares sold and (b) for distribution, not to exceed .75 of 1% of the net asset value of the Shares sold; and (ii) at each quarter-end after the first anniversary of the sale of Shares (a) for services, at an annual rate not to exceed .25 of 1% of the average annual net asset value of Shares outstanding for one year or more and (b) for distribution, at an annual rate not to exceed .75 of 1% of the average annual net asset value of Shares outstanding for one year or more. For purposes of clause (ii) above, (A) Shares issued pursuant to an exchange for Class C shares of another series of the Fund or another Lord Abbett-sponsored fund (or for shares of a fund acquired by the Fund) will be credited with the time held from the initial purchase of such other shares when determining how long Shares mentioned in clause (ii) have been outstanding and
(B) payments will be based on Shares outstanding during any such quarter. Sales in clause (i) above exclude Shares issued for reinvested dividends and distributions, and Shares outstanding in clause (ii) above include Shares issued for reinvested dividends and distributions which have been outstanding for one year or more. The Board of Trustees of the Fund shall from time to time determine the amounts, within the foregoing maximum amounts, that the Series may pay the Distributor hereunder. Such determinations by the Board of Trustees shall be made by votes of the kind referred to in paragraph 10 of this Plan.
The service fees men tioned in this paragraph are for the purposes mentioned in clause (ii) of paragraph 1 of this Plan and the distribution fees mentioned in this paragraph are for the purposes mentioned in clause (i) of paragraph 1 and the second sentence of paragraph 3 of this Plan. The Distributor will monitor the payments hereunder and shall reduce such payments or take such other steps as may be necessary to assure that (x) the payments pursuant to this Plan shall be consistent with Article III, Section 26, subparagraphs (d)(2) and (5) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. with respect to investment companies with asset-based sales charges and service fees as the same may be in effect from time to time and (y) the Series shall not pay with respect to any Authorized Institution service fees equal to more than
 .25 of 1% of the average annual net asset value of Shares sold by (or attributable to shares sold by) such Authorized Institution and held in an account covered by an Agreement.

          3. The Distributor may use amounts received as distribution fees hereunder from the Series to finance any activity which is primarily intended to result in the sale of Shares including, but not limited to, commissions or other payments relating to selling or servicing efforts. Without limiting the generality of the

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foregoing, the Distributor may apply up to 10 of the total basis points authorized by the Fund's Board of Trustees designated as the distribution fee referred to in clause (ii)(b) of paragraph 2 to expenses incurred by the Distributor if such expenses are primarily intended to result in the sale of Shares. The Fund's Board of Trustees (in the manner contemplated in paragraph 10 of this Plan) shall approve the timing, categories and calculation of any payments under this paragraph 3 other than those referred to in the foregoing sentence.

          4. The net asset value of the Shares shall be determined as provided in the Declaration of Trust of the Fund. If the Distributor waives all or a portion of fees which are to be paid by the Series hereunder, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Series pay such fees in the future.

          5. The Secretary of the Fund, or in his absence the Chief Financial Officer, is hereby authorized to direct the disposition of monies paid or payable by the Series hereunder and shall provide to the Fund's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

          6. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the trustees, officers, shareholders, or other representatives of the Fund are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the trustees, officers, partners, or other representatives of the Distributor are or may be "interested persons" of the Fund, except as otherwise may be provided in the Act.

          7. The Distributor shall give the Fund the benefit of the Distributor's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Fund, the Series or any of the shareholders, creditors, trustees or officers of the Fund; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Fund or the Series' shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

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          8.  This Plan shall become effective on the date hereof, and shall continue in effect for a period of more than one year from such date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, including the vote of a majority of the trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such renewal.

          9. This Plan may not be amended to increase materially the amount to be spent by the Series hereunder without the vote of a majority of its outstanding voting securities and each material amendment must be approved by a vote of the Board of Trustees of the Fund, including the vote of a majority of the trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such amendment.

          10. Amendments to this Plan other than material amendments of the kind referred to in the foregoing paragraph 9 of this Plan may be adopted by a vote of the Board of Trustees of the Fund, including the vote of a majority of the trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan. The Board of Trustees of the Fund may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

          11. This Plan may be terminated at any time without the payment of any penalty by (a) the vote of a majority of the trustees of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, or (b) by a shareholder vote in compliance with Rule 12b-1 and Rule 18f-3 under the Act as in effect at such time. This Plan shall automatically terminate in the event of its assignment.

          12. So long as this Plan shall remain in effect, the selection and nomination of those trustees of the Fund who are not "interested persons" of the Fund are committed to the discretion of such disinterested trustees. The terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Act.

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          IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

                                               LORD ABBETT INVESTMENT TRUST


                                               By
                                                 ------------------------------
                                                    President



ATTEST:


-----------------------
Assistant Secretary



                                               LORD ABBETT DISTRIBUTOR LLC


                                               By:
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